Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 312-517-5725	+1 303-301-3606
ir@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter 2019 Financial Results

Increases 2019 Adjusted EBITDA Guidance to $105 Million to $115 Million

CHICAGO – August 8, 2019 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended June 30, 2019.

Highlights for Q2 2019

•	Consolidated service revenue of more than $173 million, up more than 9% from Q2 2018

•	Net loss of $84 million, which includes a $58 million loss on extinguishment of debt due to the $925 million debt refinancing

•	Adjusted EBITDA(1) of $37.8 million, up from $18.9 million in Q2 2018

•	Combined segment profit from CA-NA and CA-ROW of $6.9 million, up from a combined segment loss of $17 million in Q2 2018

•	Total Aircraft Online for Commercial Aviation of 3,134, up 81 from Q1 2019

•	Cash Flow from Operating Activities of $11.7 million; Unlevered Free Cash Flow(1) of positive $36 million, up $73 million from negative $37 million in Q2 2018

•	Renewal of our 2Ku agreement with American Airlines and our commercial relationship with T-Mobile

•	In May, Delta Airlines conducted a two-week trial of free Wi-Fi on 55 domestic 2Ku daily flights as part of Delta’s evaluation of offering free Wi-Fi to passengers

Second Quarter 2019 Consolidated Results

•	Gogo completed a $925 million debt refinancing to lower borrowing costs and extend debt maturities, including the repurchase of $159 million of the Company’s 3.75% convertible senior notes due 2020.

•	Consolidated revenue totaled $213.7 million.

•	Service revenue grew in all three segments to a consolidated $173.7 million, an increase of more than 9% from Q2 2018.

•	After excluding the $58 million loss on extinguishment of debt, net loss of $84 million would have been $26 million, an improvement of 30% year-over-year.

•	Adjusted EBITDA was $37.8 million as compared with $18.9 million in Q2 2018, driven primarily by strong service revenue growth and lower operating expenses.

•

Free Cash Flow(1) in Q2 2019 was negative $3 million, an improvement from negative $35 million in the prior-year period. In the first half of 2019, Free Cash Flow was negative $37 million, an improvement from negative $144 million in the prior-year period.

•	Cash and cash equivalents were $182 million as of June 30, 2019 as compared with $189 million as of March 31, 2019, and reflects $40 million of interest payments made in Q2 2019.

•	2Ku aircraft online reached 1,216 as of June 30, 2019, an increase of 109 aircraft in Q2 2019. Gogo had a 2Ku backlog of approximately 900 aircraft as of June 30, 2019.(2)

“Gogo delivered a solid second quarter, driven by strong underlying service revenue, operational execution and successful implementation of cost controls, including lower than expected satcom expense,” said Oakleigh Thorne, Gogo’s President and CEO. “Following our excellent second quarter financial performance, we are again raising our 2019 Adjusted EBITDA guidance.”

“We continue to strengthen our balance sheet and expect to improve Free Cash Flow by at least $100 million in 2019,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Looking ahead, we are on track to drive Gogo to meaningfully positive annual Free Cash Flow in 2021.”

Second Quarter 2019 Business Segment Results

Commercial Aviation—North America (CA-NA)

•

Service revenue increased to $96.4 million, up 1% from the prior-year period, due to increased take rates offset by the 555 de-installations from American Airlines aircraft that began in early 2018 and were completed in Q2 2019.

•	Aircraft online increased sequentially to 2,443 from 2,412 as of March 31, 2019.

•	Equipment revenue decreased to $9.3 million as compared with $23.9 million for the prior-year period, due to lower 2Ku installations and a shift in mix from airline-directed to turnkey installations.

•	Total revenue decreased to $105.7 million, down 12% from Q2 2018, due to the decline in equipment revenue.

•	Segment profit increased to $24.2 million from $7 million in Q2 2018, due primarily to stronger service revenue and lower operations costs.

•	Take rates increased to 12.7% in Q2 2019, up from 11.2% in the prior-year period, an improvement of more than 13%.

Commercial Aviation—Rest of World (CA-ROW)

•	Service revenue increased to $22.6 million, up 49% from Q2 2018, driven by an increase in aircraft online.

•	Aircraft online increased to 691, up more than 50% from 459 as of June 30, 2018.

•

Equipment revenue decreased to $14.1 million, down from $18.5 million in Q2 2018. While there were more total Q2 2019 installations in CA-ROW than in Q2 2018, fewer installations under the airline-directed model resulted in lower equipment revenue.

•	Total revenue increased to $36.7 million, up 9% from Q2 2018.

•	Segment loss of $17.3 million improved 29% compared with Q2 2018, as we benefited from continuing improvement in satcom utilization.

•	Take rates increased to 13.4% in Q2 2019, up from 13.2% in the prior-year period.

•

Net annualized ARPA of $135,000 in Q2 2019 was essentially flat from Q1 2019 and declined 8% from $147,000 in Q2 2018, reflecting dilution from the significant growth in new aircraft fleets online, which typically generate initially lower net annualized ARPA.

Business Aviation (BA)

•	Service revenue increased to $54.8 million, up 14% from Q2 2018, driven primarily by an 11% increase in ATG units online to 5,462.

•

Equipment revenue decreased to $16.5 million, down 37% from Q2 2018, largely attributable to timing delays in the aftermarket channel due to the FAA-mandated December 31, 2019 deadline for installation of ADS-B safety systems.

•	Total revenue decreased to $71.2 million, down 4% from Q2 2018, due to lower ATG equipment shipments.

•

Segment profit decreased to $31.3 million, down 15% from Q2 2018, due to the decline in equipment shipments, increased network costs resulting from higher bandwidth usage, and investments in the development of Gogo 5G and other new products and services.

Business Outlook

The Company reaffirms or updates its 2019 financial guidance as follows:

•	Total consolidated revenue of $800 million to $850 million (no change from prior guidance).
○

CA-NA revenue at the high-end of the previously-guided range of $355 million to $380 million with approximately 5% from equipment revenue (no change in guidance for the percentage of revenue from equipment).

○	CA-ROW revenue at the high end of the previously-guided range of $135 million to $150 million with approximately 40% from equipment revenue (versus prior guidance of approximately 30%).
○	BA revenue of $290 to $300 million versus prior guidance of $310 to $320 million.

•	Adjusted EBITDA of $105 million to $115 million, representing 55% year-over-year growth at the mid-point of guidance (increased from prior guidance of $90 million to $105 million).

•	Free Cash Flow improvement of at least $100 million versus 2018 (no change from prior guidance).

•	Increase of 400 to 475 in 2Ku aircraft online (no change from prior guidance).

(1)	See “Non-GAAP Financial Measures” below.
(2)

Please refer to the definition of “backlog” in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission on February 21, 2019, under the heading “Contracts with Airline Partners” in Item 1.

Conference Call

The Company will host its second quarter conference call on August 8, 2019 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 3176457.

Financial Statement Presentation

The financial statements included in this press release present summary financial information. Please refer to our quarterly report on Form 10-Q for the quarter ended June 30, 2019 as filed with the Securities and Exchange Commission (“SEC”) on August 8, 2019 for the Company’s complete financial statements and additional financial information.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow, in the supplemental tables below. Management uses Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow or Unlevered Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results and (iii) use Free Cash Flow or Unlevered Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA and Free Cash Flow for fiscal 2019 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize the anticipated benefits from, agreements with our airline partners or customers on a timely basis or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy the technology to which our ATG network evolves or other components of our technology roadmap for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays or failures affecting us or our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory linefit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; governmental action restricting trade with China or other foreign countries; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and linefit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment, including quality and performance issues related to de-icing fluid or other moisture entering our antennas; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model or vice versa; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; obsolescence of, and our ability to access, parts, products, equipment and support services compatible with our existing products and technologies; changes as a result of U.S. federal tax reform; costs associated with defending existing or future intellectual property infringement, securities and derivative litigation and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness, on acceptable terms or at all, including our ability to enter into our pending asset-based revolving line of credit; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services; a future act or threat of terrorism, cyber-security attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system, our new integrated business plan and other improvements to systems, operations, strategy and procedures needed to support our growth; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on February 21, 2019 and in Item 1A of our quarterly report on Form 10-Q for the quarter ended June 30, 2019 as filed with the SEC on August 8, 2019.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Service revenue	$173,731	$159,056	$338,743	$309,734
Equipment revenue	39,954	68,402	74,491	149,549

Total revenue	213,685	227,458	413,234	459,283

Operating expenses:
Cost of service revenue (exclusive of items shown below)	71,494	73,650	139,615	148,597
Cost of equipment revenue (exclusive of items shown below)	35,571	64,350	65,302	116,643
Engineering, design and development	26,912	28,409	51,640	58,186
Sales and marketing	12,994	15,427	25,312	31,328
General and administrative	27,081	21,133	49,535	46,292
Depreciation and amortization	29,967	31,938	60,716	67,857

Total operating expenses	204,019	234,907	392,120	468,903

Operating income (loss)	9,666	(7,449)	21,114	(9,620)

Other (income) expense:
Interest income	(1,230)	(1,328)	(2,379)	(2,404)
Interest expense	36,150	30,641	68,704	61,195
Loss on extinguishment of debt	57,962	—	57,962	—
Other (income) expense	443	374	(2,922)	(131)

Total other expense	93,325	29,687	121,365	58,660

Loss before income taxes	(83,659)	(37,136)	(100,251)	(68,280)
Income tax provision (benefit)	304	71	511	(3,654)

Net loss	$(83,963)	$(37,207)	$(100,762)	$(64,626)

Net loss attributable to common stock per share—basic and diluted	$(1.04)	$(0.47)	$(1.25)	$(0.81)

Weighted average number of shares—basic and diluted	80,702	79,783	80,575	79,718

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$181,867	$184,155
Short-term investments	—	39,323

Total cash, cash equivalents and short-term investments	181,867	223,478
Accounts receivable, net of allowances of $5,357 and $500, respectively	113,975	134,308
Inventories	151,533	193,045
Prepaid expenses and other current assets	30,458	34,695

Total current assets	477,833	585,526

Non-current assets:
Property and equipment, net	549,908	511,867
Goodwill and intangible assets, net	81,161	83,491
Operating lease right-of-use assets	68,702	—
Other non-current assets	104,544	84,212

Total non-current assets	804,315	679,570

Total assets	$1,282,148	$1,265,096

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$29,617	$23,860
Accrued liabilities	185,193	213,111
Deferred revenue	30,551	38,571
Deferred airborne lease incentives	24,737	24,145

Total current liabilities	270,098	299,687

Non-current liabilities:
Long-term debt	1,092,321	1,024,893
Deferred airborne lease incentives	137,231	129,086
Non-current operating lease liabilities	97,619	—
Other non-current liabilities	48,486	80,191

Total non-current liabilities	1,375,657	1,234,170

Total liabilities	1,645,755	1,533,857

Commitments and contingencies	—	—

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	971,130	963,458
Accumulated other comprehensive loss	(2,217)	(3,554)
Accumulated deficit	(1,332,529)	(1,228,674)

Total stockholders’ deficit	(363,607)	(268,761)

Total liabilities and stockholders’ deficit	$1,282,148	$1,265,096

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2019	2018
Operating activities:
Net loss	$(100,762)	$(64,626)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	60,716	67,857
Loss on asset disposals, abandonments and write-downs	4,425	6,529
Gain on transition to airline-directed model	—	(21,551)
Deferred income taxes	89	(3,911)
Stock-based compensation expense	8,645	8,599
Amortization of deferred financing costs	2,573	2,083
Accretion and amortization of debt discount and premium	8,374	9,204
Loss on extinguishment of debt	57,962	—
Changes in operating assets and liabilities:
Accounts receivable	20,730	(23,522)
Inventories	(5,297)	(6,223)
Prepaid expenses and other current assets	6,409	(4,472)
Contract assets	(20,313)	(14,469)
Accounts payable	5,736	9,263
Accrued liabilities	(7,295)	6,498
Deferred airborne lease incentives	(1,486)	(2,986)
Deferred revenue	(3,858)	1,223
Accrued interest	(28,375)	—
Warranty reserves	948	5,355
Other non-current assets and liabilities	(3,686)	(3,880)

Net cash provided by (used in) operating activities	5,535	(29,029)

Investing activities:
Purchases of property and equipment	(33,598)	(103,599)
Acquisition of intangible assets—capitalized software	(8,647)	(11,567)
Purchases of short-term investments	—	(39,323)
Redemptions of short-term investments	39,323	128,924
Other, net	360	—

Net cash used in investing activities	(2,562)	(25,565)

Financing activities:
Proceeds from issuance of senior secured notes	920,683	—
Redemption of senior secured notes	(741,360)	—
Repurchase of convertible notes	(158,954)	—
Payment of debt issuance costs	(22,645)	—
Payments on financing leases	(383)	(1,187)
Stock-based compensation activity	(178)	(257)

Net cash used in financing activities	(2,837)	(1,444)

Effect of exchange rate changes on cash	(378)	(373)

Decrease in cash, cash equivalents and restricted cash	(242)	(56,411)
Cash, cash equivalents and restricted cash at beginning of period	191,116	203,729

Cash, cash equivalents and restricted cash at end of period	$190,874	$147,318

Cash, cash equivalents and restricted cash at end of period	$190,874	$147,318
Less: current restricted cash	1,035	1,738
Less: non-current restricted cash	7,972	5,160

Cash and cash equivalents at end of period	$181,867	$140,420

Supplemental Cash Flow Information:
Cash paid for interest	$86,420	$49,911

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Aircraft online (at period end)	2,443	2,809	2,443	2,809
Satellite	777	578	777	578
ATG	1,666	2,231	1,666	2,231
Total aircraft equivalents (average during the period)	2,480	2,876	2,500	2,894
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$136	$113	$131	$108

Commercial Aviation Rest of World

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Aircraft online (at period end)	691	459	691	459
Total aircraft equivalents (average during the period)	619	389	585	364
Net annualized ARPA (in thousands)	$135	$147	$135	$153

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment. The decline in CA-NA’s aircraft online is due to the deinstallation of our equipment from certain American Airlines aircraft during 2018 and the three- and six-month periods ended June 30, 2019.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month-end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online. The decline in CA-NA’s aircraft equivalents is due to the deinstallation of our equipment from certain American Airlines aircraft during 2018 and the three- and six-month periods ended June 30, 2019.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional expenses which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand.

Business Aviation

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Aircraft online (at period end)
Satellite	5,099	5,204	5,099	5,204
ATG	5,462	4,920	5,462	4,920
Average monthly service revenue per aircraft online
Satellite	$249	$228	$243	$239
ATG	3,091	3,027	3,081	3,032
Units Sold
Satellite	78	113	208	217
ATG	186	281	373	531
Average equipment revenue per unit sold (in thousands)
Satellite	$49	$39	$43	$40
ATG	66	67	63	65

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss) (1)

(in thousands, unaudited)

	For the Three Months Ended June 30, 2019
	CA-NA	CA-ROW	BA
Service revenue	$96,402	$22,573	$54,756
Equipment revenue	9,325	14,144	16,485

Total revenue	$105,727	$36,717	$71,241

Segment profit (loss)	$24,171	$(17,265)	$31,290

	For the Three Months Ended June 30, 2018
	CA-NA	CA-ROW	BA
Service revenue	$95,746	$15,185	$48,125
Equipment revenue	23,904	18,460	26,038

Total revenue	$119,650	$33,645	$74,163

Segment profit (loss)	$7,041	$(24,474)	$36,679

	For the Six Months Ended June 30, 2019
	CA-NA	CA-ROW	BA
Service revenue	$188,429	$42,345	$107,969
Equipment revenue	13,367	27,303	33,821

Total revenue	$201,796	$69,648	$141,790

Segment profit (loss)	$47,713	$(36,414)	$64,788

	For the Six Months Ended June 30, 2018
	CA-NA	CA-ROW	BA
Service revenue	$184,529	$29,430	$95,775
Equipment revenue (2)	78,942	23,384	47,223

Total revenue	$263,471	$52,814	$142,998

Segment profit (loss)	$8,697	$(47,079)	$69,002

(1)

Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash items (including amortization of deferred airborne lease incentives, stock-based compensation expense, loss on extinguishment of debt, amortization of STC costs and the accounting impact of the transition to the airline-directed model) and other income (expense).

(2)

CA-NA equipment revenue for the six-month period ended June 30, 2018 includes the accounting impact of the transition of one of our airline partners to the airline-directed model. See Note 1, “Basis of Presentation,” in our June 30, 2019 Form 10-Q for additional information.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue (1)

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change
			2019 over 2018
	2019	2018
CA-NA	$38,645	$45,594	(15.2)%
BA	13,101	10,086	29.9%
CA-ROW	19,748	17,970	9.9%

Total	$71,494	$73,650	(2.9)%

	For the Six Months Ended June 30,		% Change
			2019 over 2018
	2019	2018
CA-NA	$75,070	$92,147	(18.5)%
BA	26,153	21,200	23.4%
CA-ROW	38,392	35,250	8.9%

Total	$139,615	$148,597	(6.0)%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue (1)

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change
			2019 over 2018
	2019	2018
CA-NA	$5,865	$29,312	(80.0)%
BA	11,809	15,268	(22.7)%
CA-ROW	17,897	19,770	(9.5)%

Total	$35,571	$64,350	(44.7)%

	For the Six Months Ended June 30,		% Change
			2019 over 2018
	2019	2018
CA-NA	$7,456	$64,798	(88.5)%
BA	23,207	27,724	(16.3)%
CA-ROW	34,639	24,121	43.6%

Total	$65,302	$116,643	(44.0)%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(83,963)	$(37,207)	$(100,762)	$(64,626)
Interest expense	36,150	30,641	68,704	61,195
Interest income	(1,230)	(1,328)	(2,379)	(2,404)
Income tax provision (benefit)	304	71	511	(3,654)
Depreciation and amortization	29,967	31,938	60,716	67,857

EBITDA	(18,772)	24,115	26,790	58,368
Stock-based compensation expense	4,318	4,213	8,645	8,599
Amortization of deferred airborne lease incentives	(6,077)	(7,462)	(15,030)	(15,092)
Amortization of STC costs	322	255	642	427
Transition to airline-directed model	—	(2,249)	—	(21,551)
Loss on extinguishment of debt	57,962	—	57,962	—
Proceeds from litigation settlement	—	—	(3,215)	—

Adjusted EBITDA	$37,753	$18,872	$75,794	$30,751

Unlevered Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$11,691	$17,176	$5,535	$(29,029)
Consolidated capital expenditures (1)	(14,534)	(52,508)	(42,245)	(115,166)

Free cash flow	(2,843)	(35,332)	(36,710)	(144,195)
Cash paid for interest (1)	40,257	—	86,420	49,911
Interest income (2)	(1,230)	(1,328)	(2,379)	(2,404)

Unlevered free cash flow	$36,184	$(36,660)	$47,331	$(96,688)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	See unaudited condensed consolidated statements of operations.

Definition of Non-GAAP Measures:

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs, (iv) the accounting impact of the transition to the airline-directed model, (v) proceeds from litigation settlement and (vi) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 15, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements.

We believe it is useful for an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model and the loss on extinguishment of debt from Adjusted EBITDA because of the non-recurring nature of these activities.

We believe the exclusion of litigation proceeds from Adjusted EBITDA is appropriate as this is non-recurring in nature and represents an infrequent financial benefit to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by (used in) operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe Free Cash Flow provides meaningful information regarding the Company’s liquidity.

Unlevered Free Cash Flow represents Free Cash Flow adjusted for cash interest payments and interest income. We believe that Unlevered Free Cash Flow provides an additional view of the Company’s liquidity, excluding the impact of our capital structure.